INTERWEST MEDICAL CORPORATION
3221 Hulen Street, Suite C
Fort Worth, Texas 76107-6193

Notice of Annual Meeting
Of Shareholders

To Be Held on Wednesday,
February 21, 2005

     The Annual Meeting of the Company will be held at 10:00 o’clock a.m., on Monday, February 21, 2005, at Suite C, 3221 Hulen Street, Fort Worth, Texas 76107. The meeting will consider the following proposals:

1. to elect a director to serve for the coming year, or until his successor(s) is elected and qualified;

2. to adopt a Plan To Terminate Registration of the Company’s Common Stock under The Securities Exchange Act of 1934 (“Plan”);

3. to adopt a proposal to amend the Company’s Certificate of Incorporation in order to effect a reverse stock split of 1 for 5,000 shares; and

4. to act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement.

     Under the Plan the Company has agreed to grant non-affiliated shareholders appraisal rights under the Oklahoma General Corporation Act. A copy of the Oklahoma appraisal statute is attached as Exhibit “B” to the Information Statement which is incorporated herein by reference.

     Only holders of record of the Company’s common stock at the close of business on January 7, 2004 will be entitled to notice of, and will be entitled to vote at, the annual meeting or any adjournment or postponement.

By Order of the Board of Directors

January 24, 2005
Fort Worth, Texas 76107

Secretary

THIS IS NOT A PROXY SOLICITATION. SHAREHOLDERS ARE URGED NOT TO SEND THE COMPANY A PROXY.